March 13, 1997

Mr. Pete Ellis
FTSI
502 Prairie Mine Road
Mulberry, Florida U.S.A.
33860


Dear Sir,

Further to our letter of April 2, 1996, a copy of which is enclosed, Nordion agrees to further extend payment of the debt owed by FTSI to January 4, 1998 based upon the terms set out in that letter.

                                           Yours very truly,
                                           MDS NORDION


                                      by:  F.M. Fraser
                                           Vice-President, Market Development


The foregoing is acknowledged and agreed this 17 day of March, 1997.

FOOD TECHNOLOGY SERVICE, INC.


by:
     --------------------------------------
     Pete Ellis
     President/CEO FTSI